Filed Pursuant to Rule 433

Registration Statement No. 333-136378

October 11, 2007

The Export-Import Bank of Korea

US$1,500,000,000 5.50% Notes due 2012 (the “Notes”)

Final Term Sheet

Issuer	The Export-Import Bank of Korea

Issue currency	U.S. Dollar ($)

Issue size	US$1,500,000,000

Maturity date	October 17, 2012

Settlement date	On or about October 17, 2007, which will be the fifth business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	5.50% per annum (payable semi-annually)

Interest Payment Dates	April 17 and October 17 of each year, commencing on April 17, 2008. Interest on the Notes will accrue from October 17, 2007.

Public Offering Price	99.909%

Gross Proceeds	US$1,498,635,000

Underwriting Discounts	0.10%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$1,497,135,000

Denominations	US$100k/1k

Day count	30/360

CUSIP	302154AS8

ISIN	US302154AS85

Joint Bookrunners	ABN AMRO Incorporated, BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. International plc

Fiscal Agent	The Bank of New York

The issue of the Notes has been authorized by our Chairman and President on October 10, 2007.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.